March 23, 1999


Mr. James C. Hull
3575 Byron Drive
Doylestown, PA 18901


Dear Jim,

         I am writing to confirm that in the event you terminate your employment with the Company on June 30, 1999 the Company will continue your current salary for twelve months. Furthermore, should the Company terminate your employment without cause on or after July 1, 1999, the Company will continue your salary for twelve months at your base salary at the time of termination. In addition, the Company will continue your medical benefits through the last day of the severance pay period, or until you become reemployed, whichever comes first.


                                               Very truly yours,


                                               /s/JOHN P. CARROLL
                                               John P. Carroll
                                               Vice President, Human Resources